EXHIBIT 10.5

Sylvain A. Girard
Re: Retention Agreement
As you know, Resolute Forest Products, Inc. (the “Company”) has entered into that certain Agreement and Plan of Merger with Paper Excellence Group (the “Group”), through its wholly-owned subsidiary Domtar Corporation (“Domtar”), dated as of July 6, 2022 (the “Merger Agreement”).
As a reward for your contribution to the Company’s success and to provide an incentive for you to remain with the Company (or its successor) following the transactions contemplated by the Merger Agreement, this letter agreement (this “Agreement”) sets out the terms of a retention bonus that you can become eligible to receive, subject to the terms of this Agreement as described below.
1.Retention Bonus. You will be eligible to receive a one-time cash payment equal to $345,577.15, in US dollars, (the “Retention Bonus”). The Retention Bonus is payable in a lump-sum on the next regular payroll date not later than the earlier to occur of (i) 45 days following the closing of the transactions contemplated by the Merger Agreement (the “Merger Effective Time”), subject to your continued employment by the Company, its subsidiaries or affiliates through the Merger Effective Time (such date on which the Merger Effective Time occurs, the “Retention Date”), or (ii) a date to be determined by the Company in its discretion following any termination of the Merger Agreement prior to the Merger Effective Time subject to your continued employment by the Company, its subsidiaries or affiliates through such date and your satisfaction of the terms of this Agreement. By accepting this Agreement, you agree that if your employment with the Company, its subsidiaries or affiliates is terminated for any reason prior to the closing of the transaction, whether by you or by the Company or any of its subsidiaries or affiliates, and whether with or without cause, you will forfeit all right to the Retention Bonus and you will not receive the Retention Bonus. To receive the Retention Bonus, you must also not have given notice of your intent to terminate employment prior to the Retention Date. For greater clarity, you will not be considered employed by the Company, its subsidiaries or affiliates during any period of notice of termination, any period of notice of resignation or payment in lieu of any such notice whether pursuant to applicable law, contract or further to a judgment rendered by a tribunal of competent jurisdiction, as the case may be.
2.Taxes. The Company (or any subsidiary or affiliate thereof) shall withhold from amounts payable to you under this Agreement all federal, state, provincial, city or other taxes as the Company (or any subsidiary or affiliate thereof) determines in good faith are required to be withheld pursuant to any applicable law, regulation or ruling. Notwithstanding any other provision of this Agreement, neither the Company nor any of its subsidiaries or affiliates shall be obligated to guarantee any particular tax result for you with respect to any payment provided to you, and you shall be responsible for any taxes imposed on you with respect to any such payment.

3.Construction and Interpretation. The provisions of this Agreement shall be construed, interpreted and administered in a manner whereby all provisions either are exempt from or comply with the conditions of Section 409A of the Internal Revenue Code and any regulations or other guidance issued thereunder by the United States Secretary of the Treasury or the Internal Revenue Service, and any substantially similar provisions of other applicable law.
4.Confidentiality of Agreement. You acknowledge that to the extent this Agreement is not publicly filed, the terms of this Agreement and the existence of the Retention Bonus are strictly confidential, and you agree that you will not disclose any information regarding this Agreement or the Retention Bonus without the express written permission of the Company; provided, that you will be permitted to disclose such information (a) to your immediate family and your financial, tax and legal advisors or (b) to the extent required by law. The foregoing shall not prevent the Company from disclosing this Agreement or its terms in accordance with any applicable laws.
5.Miscellaneous. The following additional terms apply to this Agreement:
a.Any ambiguities and interpretive questions regarding the terms of this Agreement will be resolved by the Company, and in the event of any dispute between you and the Company shall be finally settled after a de novo review (meaning no deference is to be accorded to the Company’s decision) by a court of competent jurisdiction.
b.This Agreement is not intended to be, and should not be construed as, a contract of employment for any specific period of time. No payment under this Agreement will be considered to form part of your standard compensation nor will it be taken into account in determining any benefits under any retirement, group insurance, vacation, termination, severance or other benefit plan of the Company, its subsidiaries or affiliates, except as expressly required otherwise by law or the terms of such plan. This Agreement will not be construed as giving you the right to be retained in the employ of, or in any other continuing relationship with, the Company, its subsidiaries or affiliates.
c.This Agreement constitutes the entire agreement between the Company and you concerning the subject matter hereof and may only be modified by a written agreement executed by the Company and you.
d.This Agreement may be executed in one or more counterparts, all of which taken together shall be deemed to constitute one and the same original.
e.This Agreement shall be governed by and construed in accordance with the laws of Québec, without regard to any conflicts of laws that would result in the application of the laws of any other jurisdiction.

You are a key player in making the transactions contemplated by the Merger Agreement a success. We appreciate your professionalism and are counting on your support during this transition period. We look forward to your acceptance of this Agreement, which you can indicate by promptly signing, dating and returning a copy of this Agreement to Daniel Ouellet.
Very truly yours,
RESOLUTE FOEST PRODUCTS INC.

By:	/s/ Remi G. Lalonde
Name: Remi G. Lalonde
Title: President and Chief Executive Officer

Accepted and Agreed:
	/s/ Sylvain A. Girard	September 20, 2022
Sylvain A. Girard